Exhibit 10.24

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXTENDED DEVELOPMENT CENTER AGREEMENT

This Agreement is made this 29th day of August, 2002 (“Effective Date”), between APAR Infotech Corporation, located at 160 Technology Drive, Canonsburg, PA 15317 (hereinafter “APAR”) and Portal Software, Inc., located at 10200 S. De Anza Boulevard, Cupertino, CA 95014 (hereinafter “PORTAL”).

WHEREAS APAR is in the business of building, operating and transferring offshore ‘software design, development, maintenance and support centers’, and providing other technical consulting services; and

WHEREAS PORTAL desires to use the technical and consulting expertise and services for the benefit of PORTAL, and APAR agrees to supply such services, specifically the creation, operation and potential transfer of PORTAL’s offshore Extended Development Center (“Portal-India-EDC”), to be located in India.

Accordingly, in consideration of the promises and covenants set forth below, the parties agree as follows, intending to be legally bound:

1.    Term. This Agreement shall be effective upon its execution by both parties and shall remain in effect for five (5) years (“Term”) or until terminated by either party as provided below or if PORTAL exercises the Buy Out/Transfer Price Option in Section 13 below. The parties agree that the Portal-India-EDC is expected to be a multi-year commitment between PORTAL and APAR. The parties may renew this Agreement at the end of the Term by mutual written agreement of the parties and for a period of time to be agreed upon in writing by the parties.

2.    Intellectual Property. “Work Product” shall include, but not be limited to, programs, source code, object code, benchmarks, designs, technical architecture, specifications, documentation and all other technical information created conceived, reduced to practice, authored, developed or delivered by APAR or its employees, agents, consultants, contractors and representatives either solely or jointly with others, during and in connection with the performance of services under this Agreement with PORTAL. If any Work Product, patents, inventions, trademarks, trade secrets or copyright material results from the performance of the services hereunder, APAR agrees that such Work Product, patents, inventions, trademarks, trade secrets and copyright material will be PORTAL’s sole property. APAR and its employees and consultants shall cooperate with PORTAL in a timely basis and execute, at PORTAL’s expense, all such documents as may be necessary to confirm the assignment of all intellectual property rights to PORTAL under this Section. Furthermore, APAR irrevocably waives its moral rights in any Work Product created, conceived, authored, reduced to practice, developed or delivered hereunder.

APAR agrees that it will not seek, and that it will require its employees, agents, contractors and representatives not to seek patent, copyright, trademark, trade secret, registered design or other protection for any rights in any such inventions, Work Product, works of authorship, proprietary data or other materials. APAR will not use, register or take other action with respect to any name, logo, trademark, service mark, or other identifier used anywhere in the world by PORTAL. APAR shall have no right to disclose or use any such inventions, Work Product, works of authorship, proprietary data, or other materials for any purpose whatsoever and shall not communicate to any third party the nature of or details relating to such inventions, Work Product, works of authorship, proprietary data or other materials. In the event that the Work Product, patents, inventions, trademarks, trade secrets or copyright material and any intellectual property rights thereto are not fully assignable or transferable to PORTAL for any reason whatsoever, APAR hereby grants PORTAL an exclusive, irrevocable, fully-paid, royalty-free, fully transferable, perpetual, worldwide license in and to all such Work Product, patents, inventions, trademarks, trade secrets or copyright material and any intellectual property rights thereto.

PORTAL shall have the right to use the whole Work Product, any part of parts thereof, or none of the Work Product, as it sees fit. PORTAL may alter the Work Product, add to it, or combine it with any other

Work Product, at its sole discretion. Notwithstanding the foregoing, all original material submitted by APAR as part of the Work Product or as part of the process of creating the Work Product, including but not limited to programs, listings, printouts, documentation, notes, flow charts, and programming aids, shall be the property of PORTAL whether or not PORTAL uses such material. No rights are reserved by APAR.

APAR warrants and represents that it has or will have the right, through written agreements with its employees and consultants, to secure for PORTAL the rights called for in this Paragraph 2. APAR hereby represents and warrants to PORTAL that PORTAL will receive good and valid title to all work product delivered by APAR to PORTAL under this Agreement, free and clear of all encumbrances and liens of any type. APAR represents and warrants to PORTAL that performance of its services hereunder will not result in the breach or violation of any contract, arrangement or understanding which APAR may have with any third party.

All titles, trademark symbols, copyright symbols and legends, and other proprietary markings of PORTAL must be reproduced and affixed on every copy of PORTAL-owned materials provided to or created by, APAR, including, but not limited to software, documentation and Work Product and shall not be removed or obliterated.

3.    Confidential Information. During the term of this Agreement, PORTAL may communicate to APAR certain confidential information to enable APAR personnel to render the services hereunder. “Confidential Information” means this Agreement, and any and all software (whether in object code or source code), user documentation, data, drawings, benchmark tests, specifications, training materials, Documentation, release notes, trade secrets, logins, passwords, Work Product, inventions, works of authorship and other access codes and also includes any other information disclosed by one party to the other which is (i) conspicuously marked “confidential” or “proprietary” if in tangible form, (ii) identified as “confidential” or “proprietary” at the time of disclosure or (iii) any other information that, when taking into consideration the circumstances surrounding disclosure of the same, a reasonable person would determine to be of a confidential or proprietary nature. APAR will (i) treat and obligate its employees to treat such information as confidential; (ii) not disclose Confidential Information to any person, firm or corporation, other than to the extent required by law or to render the services hereunder; and (iii) only use the Confidential Information for the performance of its obligations under this Agreement. Confidential information does not include: (i) information obtained through lawful means by APAR or any of its employees before the date of this Agreement; (ii) information which is or becomes part of the public domain through no fault of APAR; and (iii) information which is lawfully known to or able to be ascertained, without use of or reference to the Confidential Information, by, a non-party of ordinary skill in computer design and programming. APAR may disclose PORTAL’s Confidential Information if required to do so by a court or government agency, provided, however, that APAR will only disclose such information to the extent required by such court or government agency and will make commercially reasonable efforts to notify PORTAL prior to making such disclosure. In the event of actual breach of the provisions of this Paragraph 3, PORTAL will be entitled to seek immediate injunctive or other equitable relief, without waiving any other rights or remedies available to it. In the event of threatened breach of the provisions of this Paragraph 3, PORTAL will be entitled to seek immediate injunctive or other equitable relief, without waiving any other rights or remedies available to it, only if APAR has failed to remedy the threatened breach within a reasonable period of time after receiving notice from PORTAL of the threatened breach.

4.    Facilities, Scope and Services. The Portal-India-EDC shall be located at a single APAR facility in Bangalore, India. PORTAL agrees that it will utilize and APAR agrees to provide a minimum of *** qualified APAR resources in the Portal-India-EDC from the inception of the EDC. If PORTAL does not utilize a minimum of *** APAR resources, then APAR reserves the right to revise, with at least 30 days prior written notice to PORTAL, the rates set forth in Paragraph 10 below that would be in effect during the

*** Confidential Treatment Requested

period that Portal is utilizing less than *** APAR resources. Notwithstanding the foregoing, APAR will not revise the rates within the first 60 days.

In addition, PORTAL intends to relocate approximately *** current PORTAL Employees to India to manage and work as part of the Portal-India-EDC Team. These employees will be employees of PORTAL, Portal Information Technology India Private Limited (“PITI”) and/or one or more other subsidiaries of PORTAL (collectively “PORTAL Employees”) and shall not be employees of APAR. PITI and any other subsidiaries of PORTAL located in India are collectively referred to herein as “Portal India”. These PORTAL Employees will also be located at the same location as the Portal-India-EDC. With respect to these PORTAL Employees, APAR will provide safe and adequate working space and facilities. The facilities provided to PORTAL Employees shall be the same as those provided to any other Portal-India-EDC employee, except for their Desktop/Notebook computer, which shall be provided by PORTAL. At PORTAL’s option, APAR can procure Desktop/Notebook computers for Portal Employees and charge the costs to PORTAL.

APAR will charge PORTAL on a monthly basis for the total space utilized by these PORTAL Employees at APAR’s facilities on a fixed monthly rate of *** per square foot of space. Such monthly charge includes utilities, furnishings, network access and line bandwidth, telecommunications systems and server capacity.

Services.    APAR will provide software design, development, testing, support and other technical consulting services (“Services”) to PORTAL under the terms of this Agreement in the Portal-India-EDC as requested by PORTAL from time to time in one or more statements of work, instructions, productivity level requirements, project plans or project descriptions (collectively referred to herein as the “Statements of Work”). APAR shall not subcontract any of its obligations to perform Services hereunder without obtaining PORTAL’s prior written consent. APAR represents and warrants that it will perform the Services in accordance with the applicable Statement of Work and utilizing reasonable care and skill in accordance and consistent with customary industry standards.

Backup.    APAR employees and consultants shall backup complete copies of all Work Product completed and/or in progress on a daily basis from its computers to both PORTAL-controlled computers and on to media, such that PORTAL shall have at any time a complete, current and correct version of all Work Product. All media shall be stored in fireproof, secured cabinets. APAR shall conduct monthly surprise drills to restore data and to check the sanity and workability of such backup processes. In addition, at PORTAL’s request in the event of geopolitical unrest in Bangalore, APAR will make available a center in Mumbai, India, operational within two weeks of PORTAL’s request and ***. At PORTAL’s request, in the event of geopolitical unrest in India, APAR will make available its Singapore Lab as an alternate EDC, operational within three weeks of PORTAL’s request, and PORTAL shall pay to APAR any reasonable, actual travel and expenses incurred provided that APAR provides to PORTAL all supporting documentation for such travel and expenses in accordance with APAR’s travel and expense policy.

Nonconforming Services.    If PORTAL reasonably determines that the Services and Work Product do not substantially conform to the terms of a written Statement of Work, PORTAL will provide APAR with notice (“Notice of Noncompliance”) describing in specific detail any and all items that were not satisfied by the Services and Work Product. APAR shall have a reasonable period of time from receipt of PORTAL’s Notice of Noncompliance (“Cure Period”), in consultation with PORTAL, in which to cure the non-compliance(s) in question. Such re-performed work shall be at APAR’s sole expense. If APAR fails to remedy the non-compliance within the Cure Period, PORTAL may terminate this Agreement for Cause effective immediately as set forth in Paragraph 9.2 below.

Review Meetings.    PORTAL and APAR shall also conduct periodic review meetings at least on a bi-monthly basis, or more frequently as requested by PORTAL, to discuss and assess the progress of the Services, productivity levels, and any issues that either party may have with respect to the performance of such Services and the Work Product delivered by APAR or the parties performance of obligations under this Agreement.

*** Confidential Treatment Requested

5.    Insurance. Both parties shall ensure that its employees who perform services under this Agreement are adequately covered by Workmen’s Compensation insurance and other applicable insurance coverage in accordance with applicable law. APAR shall, in respect of its duties under this Agreement, procure and maintain adequate professional indemnity insurance. Such professional indemnity insurance shall be obtained and maintained from a reputable insurance company. APAR may arrange for the professional indemnity insurance to be provided as an annual policy. If annual policies are utilized, upon PORTAL’s request, APAR shall certify to PORTAL that it has renewed such policies and submitted payment of the applicable premiums required to activate the policies.

6.    Assigned Employees. Neither APAR nor APAR’s Consultants shall be deemed employees of PORTAL. APAR shall pay its employees and consultants in accordance with the employment and/or consulting agreements in effect between APAR and such employees and consultants. APAR shall be solely responsible for payment of compensation and any other costs attendant to employment of APAR’s employees, including any amounts that may be due as prevailing wages under applicable law to APAR’s employees performing services under this Agreement, and for payment of all worker’s compensation, disability benefits, and as well as for payment of all withholding, social security, provident fund and other taxes and any other costs on those of its employees who are engaged in the performance of services, as may be required under applicable laws. APAR shall comply with all the provisions of applicable law in respect of the service conditions of its employees and will be responsible for breach if any committed by it in respect thereof. APAR shall be responsible for ensuring that all appropriate visas are obtained for its personnel as required by any applicable law or regulation. APAR is fully responsible for the deduction of income tax and other statutory contributions, and no liability will attach to PORTAL for any failure on the part of APAR to do so. APAR warrants that it will assign only those employees and consultants to perform the Services who are fit, qualified and competent to perform such Services, and if an agreed Statement of Work requires a specific competency or level of experience, that the employees and consultants shall have that specific competency or level of experience.

PORTAL shall review the resumes of all APAR employees and consultants before any such assignment and shall have the right to reject the assignment of any such APAR employees and consultants for any reason. All APAR employees and consultants will also be required to execute PORTAL’s confidentiality and proprietary inventions agreements and any other agreements necessary to protect PORTAL’s intellectual property rights. APAR may not reassign any APAR employees in the Portal-India-EDC to any other company’s EDC for a minimum of three (3) years from the date of the employee’s assignment to the Portal-India-EDC without PORTAL’s prior written consent. For purposes of this Agreement, reassignment shall not include resignations, discharges for willful misconduct or terminations for cause. The parties agree that if PORTAL consents to a reassignment, PORTAL will need a period of time to transfer knowledge to and train a replacement. Accordingly, APAR agrees to provide such replacement employee *** to PORTAL for a period of 90 days or the actual number of days required by PORTAL to transfer knowledge to and train such replacement, whichever is less.

In addition, PORTAL may at any time and for reasonable performance, misconduct or insubordination reasons submit a request to APAR’s Project Manager for the Portal-India-EDC to replace an employee or consultant assigned to the Portal-India-EDC. APAR shall have a period of two weeks from the date of submission of such request to remedy the issues related to such employee. PORTAL may reject the remedy proposed by APAR with respect to such employee and require APAR to instead provide a replacement employee, in which case, APAR shall provide a qualified replacement employee or consultant within 24 hours from the date of such request by PORTAL, or such mutually agreed upon a time frame, not to exceed two weeks. PORTAL may not unreasonably reject the remedy proposed by APAR with respect to an employee. APAR will not charge PORTAL any fee with respect to the employee that is requested to be replaced, for the time period commencing from the date of submission of the request to replace the employee until the remedy is complete or the end of the two week remedy period (whichever is earlier), or, if remedy is not possible, the remedy fails to resolve the issues, or the remedy is reasonably rejected by

*** Confidential Treatment Requested

PORTAL, until the date the replacement employee is provided to PORTAL. In any event, if the employee whose replacement is requested poses a danger to PORTAL Employees or APAR Employees or to either party’s property, then APAR shall immediately remove such employee from the Portal-India-EDC.

7.    Liability.

a. Liability of APAR and its Employees. Except with respect to acts of personal injury to any PORTAL Employee resulting from the gross negligence or willful misconduct of APAR or APAR’s employees and/or consultants (references to APAR Employees includes its officers, directors, employees and consultants), gross negligence, willful misconduct, fraud and/or breach of Paragraphs 2 (Intellectual Property) and 3 (Confidential Information) by APAR and its employees, PORTAL expressly agrees that the liability of APAR and its employees to PORTAL shall not exceed $1,000,000 USD. APAR shall not be liable to PORTAL and/or its employees for lost profit or other financial loss to PORTAL of any type or description, including special or consequential damages which may be caused directly or indirectly by any time delays, inadequacy of any of the services provided by APAR, or any deficiency or defect regarding such services. PORTAL agrees that it will irrespective of any such claim, loss, damage or expense, continue to pay all monthly charges and other sums as may come due to APAR during the term of this Agreement, except for any sums which are the subject of a good faith dispute as described in Paragraph 11 below.

b. Liability of PORTAL and its employees. In no event shall PORTAL be liable to APAR and its employees for any indirect, incidental, special or consequential damages or damages for loss of revenues or profits, loss of use, business interruption, loss of data, whether in an action in contract or tort, even if PORTAL has been advised of the possibility of such damages. Each party agrees to take reasonable action to mitigate its damages. The liability of PORTAL and its officers, directors, employees, agents and consultants for any damages under this Agreement shall not exceed an amount equal to $1,000,000 USD.

8.    Non-Solicitation and Non-Competition. During the term of this Agreement and for one year following its termination for any reason, APAR agrees not to directly or indirectly solicit the employment or retention of any of PORTAL Employees or third party providing services to or for the benefit of PORTAL at the Portal-India-EDC, without PORTAL’s prior written consent.

During the term of this Agreement and for one year following its termination for any reason, PORTAL shall not hire or offer any employment or other form of services, directly or indirectly, either alone or through affiliates to any employees or consultant of APAR without APAR’s prior written consent. Notwithstanding the foregoing, this Paragraph 8 shall not apply in the event of (i) employment by PORTAL or Portal India of any former APAR employee or consultant more than one year after the date the employee discontinued employment with APAR or (ii) a transfer of the Portal-India-EDC to PORTAL, as more fully described below in Paragraph 13. PORTAL or Portal India may employ any former APAR employee or consultant within one year after the date the employee discontinued employment with APAR, with APAR’s prior written consent, which will not be unreasonably withheld or delayed.

APAR agrees that for the period of this Agreement and for one (1) year thereafter, it and its employees and consultants performing work hereunder will not directly or indirectly represent, be employed by, consult for or otherwise be associated with any other supplier of billing or customer management software that is a competitor of PORTAL in the same capacity for which APAR is providing services under this Agreement. A list of such competitors is attached hereto as Schedule 1, which list may be amended by PORTAL from time-to-time with notice to APAR. Competitors shall include any successors or assigns to the competitors listed on Schedule 1 to the extent they are suppliers of billing or customer management software.

9.    Ramp-Down; Termination.

9.1    Termination Without Cause. Upon PORTAL’s request, provided with four (4) weeks notice to APAR, APAR will ramp down the resources. Ramp-down shall not exceed more than *** of the overall strength (APAR resources in the Portal-India-EDC) in any calendar quarter. If PORTAL decides to terminate the entire EDC at any time and without Cause (as set forth in Paragraph 9.2 below) with written notice to APAR, PORTAL shall pay to APAR liquidated damages in an amount equal to *** months of APAR billing (at the rate of the prior month’s run-rate); other than the liquidated damages set forth in this sentence and payment of any amounts owed to APAR for services rendered until the effective date of termination, PORTAL shall have no further obligations to APAR.

9.2    Termination for Cause. PORTAL may also terminate this Agreement for “Cause” effective immediately (a) if APAR breaches a material term of this Agreement and fails to either cure such breach or reach agreement with PORTAL on a plan of action by which to cure such breach, within sixty (60) calendar days after receipt of written notice describing the breach in reasonable detail; (b) if APAR goes into bankruptcy or voluntary or involuntary dissolution, is declared insolvent, makes an assignment for the benefit of creditors, or suffers the appointment of a receiver or trustee over all or substantially all of its assets (except with respect to if APAR has filed for Chapter 11 reorganization provided there is no material disruption in the services being provided by APAR); (c) APAR is unable to provide adequate quality and quantities of employees and consultants for the Portal-India-EDC in a reasonable period of time not to exceed thirty (30) days from request by PORTAL for such resources, unless a longer period of time is mutually agreed upon in writing; or (d) commencing 3 months from the Effective Date, if during a period of 6 months, more than *** of the APAR employees and/or consultants provided by APAR are reasonably requested by PORTAL to be replaced. If PORTAL terminates this Agreement for any of the reasons set forth in Paragraph 9.2 herein, then PORTAL shall be permitted to hire APAR’s Portal-India-EDC employees and shall pay to APAR liquidated damages in an amount with respect to each APAR Employee hired by PORTAL upon such termination equal to *** months of APAR billing (at the prior month’s rate) relating to that APAR employee.

9.3    Upon termination of this Agreement by APAR (as provided in Paragraph 11 below), by PORTAL with or without Cause, expiration of this Agreement and/or Buy Out/Transfer of the Portal-India-EDC to PORTAL, APAR shall immediately cease all use of PORTAL’s Confidential Information and/or Loaned Items provided hereunder. Within 30 days after the date of termination or expiration of this Agreement, APAR shall remove from its systems and facilities and return to PORTAL (i) all PORTAL Confidential Information and any copies and extracts thereof, (ii) all Loaned Items provided hereunder and (iii) all copies of PORTAL’s software installed on any hardware equipment owned by APAR. Termination of this Agreement for any reason whatsoever shall not relieve either party of its obligations under Paragraphs 2, 3, 7, 8, 9, 15, and 20 which shall survive any termination of expiration of this Agreement.

10.    Rates. The following rates shall apply to APAR’s services pursuant to this Agreement; such rates are inclusive of any sales or other applicable taxes, duties and the like:

Year 1: Sept. 1st 2002–August 31st 2003 — *** per-person-hour

Year 2: Sept. 1st 2003–August 31st 2004 — *** per-person-hour

Year 3: Sept. 1st 2004–August 31st 2005 — *** per-person-hour

Year 4: Sept. 1st 2005–August 31st 2006 — Maximum escalation of *** over past year’s rate

Year 5: Sept. 1st 2006–August 31st 2007 — Maximum escalation of *** over past year’s rate

*** Confidential Treatment Requested

11.    Payment Terms.

APAR will invoice PORTAL monthly for services provided and expenses incurred under this Agreement through the date of such invoice. All invoices shall be payable 30 days after the date of receipt of the invoice. Invoices unpaid by PORTAL shall be subject to a 1.5% interest per month, which shall be added to the fee due and owing to APAR.

In the event of non-payment by PORTAL of an invoice more than 60 days after the payment due date (even where such non-payment occurs on account of PORTAL’s bankruptcy or insolvency as applicable law permits), APAR may terminate this contract immediately with written notice to PORTAL. In the event of such termination, PORTAL hereby expressly waives any claim for damages on account of such termination.

Fee Disputes. PORTAL will notify APAR in the event that PORTAL reasonably and in good faith disputes any invoiced amount. PORTAL may withhold payment of the disputed amount; provided, however, that (i) PORTAL will continue to pay undisputed invoiced amounts in accordance with this Paragraph 11; and (ii) APAR will continue to perform its obligations hereunder. No failure by PORTAL to identify a disputed invoiced amount prior to payment of the invoiced amount will limit or waive any of PORTAL’s rights or remedies with respect to that invoiced amount, including PORTAL’s right to withhold the disputed amount from subsequent payments. Unpaid invoiced amounts that are in dispute will not be a basis for default.

12.    Infrastructure. APAR shall provide sufficient computer hardware to perform the services required under this Agreement. Currently, APAR’s standard hardware development configuration for a team of *** EDC professionals (inclusive of all PORTAL Employees) is: (a) *** Sun 450 servers with one level above base configuration (or their IBM/HP equivalent); and (b) *** Sun 250 servers with one level above base configuration (or their IBM/HP equivalent); and (c) reasonably higher-end desktop/workstation configuration (one per APAR employee). APAR will also provide a reasonable software/network configuration for such set-up (from APAR’s Standard Software). This hardware and software infrastructure shall be provided at no additional cost to PORTAL. As the number of EDC professionals increases, APAR will increase the hardware development configuration in a proportionate manner. For example, based on the current standard configuration, a team of *** EDC professionals would be provided (a) *** Sun 450 servers with one level above base configuration (or their IBM/HP equivalent); and (b) *** Sun 250 servers with one level above base configuration (or their IBM/HP equivalent); and (c) reasonably higher-end desktop/workstation configuration (one per APAR employee). APAR may change the configuration provided that it results in equal or better performance and computing capacity.

Loaning of Additional Hardware or Software. The parties agree that, should additional hardware capacity, servers or software be required, such could be provided on loan by PORTAL to Portal-India-EDC. APAR shall arrange and pay for the shipment, handling, customs or other duties, insurance and/or transportation of such additional capacity hardware, servers or software (“Loaned Items”) from PORTAL’s Cupertino facility to the Portal-India-EDC.

PORTAL shall pay for all annual maintenance costs for any Loaned Items. During the term of the Agreement, PORTAL retains all right, title, and ownership to the Loaned Items. APAR understands that the Loaned Items are furnished “AS IS”, without warranty of any kind, written, oral, express or implied, including but not limited to any warranty of merchantability or fitness for a particular purpose. PORTAL shall not be liable for direct, indirect, special, incidental or consequential damages, whether based on contract, tort or any other legal theory, arising out of APAR’s use of the Loaned Items. APAR understands that some or all of the Loaned Items may not be new. APAR understands that some newly manufactured Loaned Items may contain remanufactured parts equivalent to new. APAR assumes all risk and responsibility for the Loaned Items until the expiration of the term of the Loaner Agreement. APAR shall be liable for any loss or damage to the Loaned Items for a value not to exceed the depreciated value of such Loaned Items prorated over four (4) years.

*** Confidential Treatment Requested

PORTAL shall provide to APAR the environment of Distributed ClearCase Licenses at no additional cost to APAR.

APAR shall provide a 256KBPS dedicated IPLC Link connection between Bangalore, India and one PORTAL U.S. development office, *** to PORTAL.

13.    BOT Model; Transfer Pricing. The Portal-India-EDC shall be established on the Build-Operate-Transfer (BOT) model of operation. PORTAL can exercise the Transfer option at any time after [24] months. This means that, after completion of [24] months of continuous operation of the EDC, PORTAL may initiate discussions with APAR on the potential transfer of the Portal-India-EDC to Portal-India. Such discussions shall include Apar’s Chief Executive Officer, Development Organization, Finance Department, General Counsel, Human Resources Department, and Administrative and Operations Offices.

It is estimated that the planning and preparation phase for the physical transfer of the EDC assets (including people, facilities and infrastructure) could require up to six (6) months to complete and that the actual physical transfer of the EDC assets would begin immediately upon completion of the planning and preparation phase. APAR and PORTAL will work jointly and each will use its best efforts to complete the physical transfer of the EDC assets as soon as possible following the exercise of the Transfer option, but in no event later than one year from the date of exercise of the Transfer option. Notwithstanding the foregoing, in the event the physical transfer is not complete within one year from the date of the exercise of the Transfer option, APAR shall not be held responsible for delays caused by events and/or circumstances that are beyond APAR’s control, including but not limited to delays in required governmental approvals, customs processing and real estate development.

The pricing structure of the Transfer Option shall be determined using one of the two following options: (a) Physical Transfer (Buy Out) Option; or (b) Transfer Pricing Option (managing the Center on ‘Cost plus management fees’).

(a)	Physical Transfer (Buy Out) Option

The pricing of such an option involves the following line items:

(i)    Live Business (EDC) Transfer Price: In order to compensate for the loss of business inherent in the transfer of a live and running EDC, APAR will charge *** of the annualized billing (Annualized Billing = *** the six months’ billing preceding the date Portal gives notice of its exercise of the Transfer Option) that was charged to PORTAL for the services provided by Portal-India-EDC (excluding the fees paid under Paragraph 4 for facilities provided to PORTAL Employees).

(ii)    Management Fees (Insurance for Successful transfer and management of all regulatory/statutory/STP formalities): The success of the Transfer Phase is dependent on the successful physical transfer of employees to PORTAL. APAR warrants that there will not be any material loss of employee productivity due to such transfer. In the event that one or more employees opts not to accept the transfer, APAR will replace such employees at its own cost and will provide 8-12 weeks of overlap/education time *** to PORTAL. APAR will be required to invest a significant amount of management time in pursuing the regulatory/statutory/STP formalities and securing applicable clearances from respective governmental bodies with respect to the transfer of employees. APAR will charge PORTAL *** per transferred employee to cover these Management Fees. PORTAL shall have the right, in its sole discretion, to select how many and which particular employees it will transfer.

(iii)    Infrastructure Transfer Price: At the time of Transfer, if PORTAL requests to purchase any hardware and software infrastructure from APAR, APAR will calculate the remaining un-depreciated amount for the established hardware and software infrastructure and will charge the same to PORTAL. Notwithstanding the foregoing, APAR shall transfer the communications link to PORTAL *** to PORTAL.

*** Confidential Treatment Requested

(iv)    Facilities Price: In a typical transfer case, PORTAL may prefer to re-locate to its own facilities. In such a case, APAR will reclaim the Portal-India-EDC facilities, will use such space for other projects, and will not charge PORTAL. If desired, APAR will also assist PORTAL in searching for alternate premises. Should PORTAL desire to continue in the same premises/facilities (that of the ongoing EDC at APAR’s India facilities), APAR will charge PORTAL the proportionate Lease/Rent for the premises with *** additional charge as a Services Fee. If PORTAL continues to use any shared services (e.g. security, administrative, etc.), APAR will charge PORTAL the proportionate charges for such shared services. It is entirely PORTAL’s option to remain or relocate from the then Portal-India-EDC location at the time of Transfer.

(b)	Transfer Pricing Option

The ‘Transfer Pricing Option’ for the Transfer Phase offers PORTAL significant cost savings. Under this option, APAR will share with PORTAL the direct, associated costs of running the Portal-India-EDC. APAR will charge PORTAL the sum of all costs on a monthly basis. In addition to these costs, APAR will charge *** per employee per month as management fees for managing and running the Portal-India-EDC. Such management fees cover the Human Resources, Finance, Management, Quality and other functions that re required to ensure the successful operation of the EDC.

14.    Employee Bench/Ramp Up. APAR agrees to reserve a bench of trained employees equal to *** of the overall Portal-India-EDC employee base, not including PORTAL-Employees, for use in the event of an urgently required increase in the employee base or for attrition replacements (“Employee Bench”). The Employee Bench will not be considered an active part of the employee resource pool for purposes of determining Portal-India-EDC productivity. Furthermore, APAR will not charge PORTAL for any employees who are part of the Employee Bench until such an employee becomes an active Portal-India-EDC employee. APAR shall have the right to replace employees in the Employee Bench with other APAR employees with prior approval from PORTAL management.

Ramp Up. If PORTAL requests a ramp up in the number of APAR employees assigned to the Portal-India-EDC, which number may or may not exceed the Employee Bench defined above, then within two weeks from the date of submission of a work order to APAR, or such longer period of time as mutually agreed upon (“Ramp Up Deadline”), APAR shall use best efforts to provide to PORTAL up to *** APAR employees for interview and approval by PORTAL, that meet the criteria provided by PORTAL. APAR shall also provide, within such time frame, all relevant information related to such employees, including without limitation, resumes and references. . If APAR is unable to provide such APAR employees for interview and approval by PORTAL within the Ramp Up Deadline, then once APAR employees are actually selected by PORTAL for the Portal-India-EDC, APAR shall waive the fees payable by PORTAL for such APAR employees for a time period equivalent to the time period of delay that elapsed from the Ramp Up Deadline to the date the employees were ultimately provided to PORTAL for interview and approval.

15. Indemnity.

15.1	Each party shall indemnify and hold harmless the other party and its directors, officers, employees, agents and consultants (collectively “the Indemnified Party”) from all claims and actions of any kind arising from or incidental to material breach of this Agreement by such party, and its officers, employees and representatives, and expenses incidental to such claims and actions (including reasonable attorney’s fees), and shall assume without expense to the Indemnified Party, the defense of any such claims or actions, except as may be caused by the sole negligence or fault of such other party.

15.2

Each party shall defend and indemnify the other party and its directors, officers, employees, agents and consultants (collectively “the Indemnified Party”) from and against any damages, losses, or expenses

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(including, without limitation, reasonable attorneys’ fees), incurred as a result of any third party claims to the extent such claim is based on the sole negligence of the indemnifying party’s employees or agents directly caused death, bodily injury or damage to tangible personal property.

15.3	The indemnifying party’s obligation to defend and indemnify is subject to the indemnifying party being notified in writing of the proceeding or action and given full authority, information and assistance for defense of such claim.

16.    APAR Employee Bonuses and Awards. APAR shall seek the advice and input of PORTAL’s management personnel in determining any variable pay, bonuses, employee stock options grants or any other awards to APAR employees working in the Portal-India-EDC and shall consider in good faith that input and advice in making their decision. Such advice and input from PORTAL (and grading if required) will be based on PORTAL’s assessment on the level of performance of the employee in the Portal-India-EDC. APAR shall notify PORTAL of any variable pay, bonuses, stock options and other awards made to the APAR employees working in the Portal-India-EDC.

17.    Managed Services provided by APAR. At PORTAL’s request, APAR shall provide the managed services in the areas of payroll processing, relationship management with the Income-Tax Provident Fund, Professional Taxation, Reserve Bank of India and other regulatory authorities, assistance to PORTAL or Portal India with respect to the PORTAL Employees in filing annual tax returns using independent third party auditors and other areas as the parties may agree upon in writing from time-to-time (“Managed Services”). PORTAL shall pay or cause Portal India to pay to APAR a total fee of *** per month for the provision of such Managed Services for *** PORTAL Employees. PORTAL will also reimburse or cause Portal India to reimburse APAR for reasonable professional fees actually paid by APAR to respective government, regulatory and auditing agencies, subject to PORTAL’s prior authorization of such expenses and APAR providing PORTAL with sufficient supporting documentation and receipts for such authorized professional fees. Apar’s VP-Operations will be Portal-India management’s single point of contact with APAR for all such matters.

APAR shall be responsible for informing PORTAL or Portal India of any compliance requirements on the part of PORTAL or Portal India in respect of any applicable labor regulations relating to this transaction and assist PORTAL and Portal India in obtaining any required permissions from relevant authorities. APAR shall indemnify and hold PORTAL, Portal India and their officers, directors, employees, agents and consultants harmless in respect of any loss or damage suffered by them due to enforcement of any labor regulation by the appropriate authority in respect of which APAR had not adequately informed PORTAL or Portal India of its compliance requirement.

18.    Force Majeure. Neither party undertakes any responsibility if it is prevented from performing its obligation due to sickness, accident, death of its employees or Consultants or any other cause beyond the control of such party.

19.    Assignment. APAR may not assign any part or whole of this Agreement or any rights hereunder (by operation of law or otherwise), including by way of merger, acquisition or sale of all or substantially all of the assets in one or more related transactions, without the written permission of PORTAL. Any such attempted assignment shall be void. This Agreement shall be binding upon and for the benefit of the undersigned Parties, their successors, legal representatives and permitted assigns.

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20.    Dispute Resolution/Governing Law/Choice of Venue. In the event of a dispute relating to the performance of this Agreement, the parties shall first submit such dispute for discussion and resolution to their respective management teams within the Portal-India-EDC. If the management teams of both parties within the Portal-India-EDC are unable to resolve the dispute within ten (10) days of submission, then the dispute shall be submitted for discussion and resolution to PORTAL and APAR’s respective executive management teams at their corporate headquarters. If the corporate executive management teams of each party are unable to resolve the dispute within ten (10) days of submission, then the parties may seek any available legal and equitable remedies. It is mutually agreed that this Agreement shall be construed and interpreted according to the laws of the state of California. It is further agreed that any lawsuit filed concerning the enforcement or interpretation of this Agreement shall be brought only in the state or federal courts, as applicable, located in Santa Clara County, California. The prevailing party in any action to enforce this Agreement will be entitled to recover its reasonable attorney’s fees and costs in connection with such action.

21.    Waiver. The waiver of a breach of this Agreement or the failure of a party to exercise any right under this Agreement shall in no event constitute a waiver as to any other breach, whether similar or dissimilar in nature, or prevent the exercise of any right under this Agreement.

22.    Entire Agreement. This Agreement and any Schedules attached hereto represents the entire Agreement and supersedes any and all previous agreements and understandings between the parties relating to the subject matter hereof, and may be amended only in writing, signed by both parties.

23.    Notice. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by registered mail, return receipt requested, (c) sent by overnight air courier, or (d) by facsimile, in each case forwarded to the appropriate address set forth below. Either party may change its address for notice by written notice to the other party. Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after posting, or one (1) business day after (i) delivery to an overnight air courier service or (ii) the moment of transmission by facsimile.

To:	PORTAL

Portal Software, Inc.

10200 S. De Anza Boulevard

Cupertino, CA 95014

Attn: Vice President Engineering and a copy to the General Counsel

Fax: 408-572-3418

To:	APAR

Apar Infotech Corporation

Attn: Senior Vice President, Consulting & Solutions

2001 Gateway Place

Suite 610 West

San Jose, CA 95110

Fax: 408-452-0299

With a copy to:

Apar Infotech Corporation

Attn: General Counsel

160 Technology Drive

Canonsburg, PA 15317

Fax: 724-745-6494

24.    Severability. If any term, condition or provision in this Agreement is found by a court of competent jurisdiction to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

25.    Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms and conditions of this Agreement.

26.    Publicity. APAR may not engage in any public relations activities without PORTAL’s prior written consent.

27.    Purchase Orders. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that Licensee may use in connection with the acquisition or licensing of the Licensed Software will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of PORTAL to object to such terms, provisions, or conditions.

28.    Export Regulations. APAR acknowledges its obligations to control access to technical data under the U.S. Export Laws and Regulations and agrees to adhere to such laws and regulations with regard to any technical data received under this Agreement.

29.    Adherence to Laws.

29.1    APAR agrees that in carrying out its duties and responsibilities under this Agreement, it will neither undertake nor cause, nor permit to be undertaken, any activity which either (i) is illegal under any laws, decrees, rules or regulations in effect in the United States or applicable law or (ii) would have the effect of causing PORTAL to be in violation of any laws, decrees, rules or regulations in effect in the United States or applicable law.

29.2    APAR agrees that in connection with this Agreement or with any resultant contract or subcontract, it will not, directly or indirectly, give, offer or promise, or authorize to tolerate to be given, offered or promised, anything of value to any entity or individual with the intent to (i) influence any act or decision of such entity or individual, or (ii) induce such entity or individual to use their influence to affect or influence any act or decision in order to assist PORTAL in obtaining or retaining business, or in directing business to any person.

29.3    APAR agrees to notify PORTAL immediately of any extortive solicitation, demand or other request for anything of value, by or on behalf of any entity or individual, relating to the subject matter of this Agreement.

30.    Security Regulations/Work Policy. APAR agrees that its employees and consultants will comply with PORTAL’s security regulations in their activities in connection with the performance of services hereunder. Unless otherwise agreed to by both parties, APAR’s employees and consultants will observe the working hours, working rules, and holiday schedules of PORTAL (which shall comply with applicable law and customary practices in the location of the Portal-India-EDC) during the performance of this Agreement.

31.    Relationship of the Parties. APAR in the performance the Services, is acting as an independent contractor. Nothing in this Agreement shall be construed to constitute the parties as partners, joint venturers, principal and agent, or otherwise as participants in a joint undertaking, and nothing herein shall authorize either party to enter into any contract or other binding obligation on behalf of the other party hereto. For avoidance of doubt, APAR and its personnel shall not be entitled to seek compensation, exercise any right or seek any benefits accruing to the regular employees of PORTAL.

32.    Headings. The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any provision hereof.

33.    Setup and Commencement of Work. In the event that PORTAL’s Director of Engineering, Vilas Madapurmath, fails to provide written certification/approval of an initial group of *** APAR employees to work in the Portal-India-EDC on or before October 7, 2002, PORTAL shall have the right to terminate this Agreement with no further obligation by either party. Upon PORTAL’s provision of such written certification/approval, or after October 17, 2002, whichever is earlier, this Paragraph 33 of this Agreement shall become null and void by operation of law, and the rest of this Agreement shall remain in full force and effect.

Prior to receiving PORTAL’s written certification/approval of the initial group of APAR employees to work in the Portal-India-EDC, APAR will not acquire any servers or enterprise software nor will it establish a communications link, as described elsewhere in this Agreement, unless specifically required by PORTAL. However, should PORTAL require APAR to acquire the above items and should PORTAL subsequently terminate this Agreement pursuant to this Paragraph 33, then PORTAL shall promptly and fully reimburse APAR for the actual costs of the above items upon APAR’s provision of supporting documentation.

The termination provisions of this Paragraph 33 stand alone and shall not be read in conjunction with the termination provisions set forth elsewhere in this Agreement, including but not limited to those set forth in Paragraphs 9 and 13.

IN WITNESS WHEREOF, the parties have executed this Agreement, intending to be legally bound, as of the day and year written above.

Accepted by:		Accepted by:

/s/ Steven I. Farbman		/s/ Marc Aronson
Name:	Steven I. Farbman	Name:	Marc Aronson

Title:	General Counsel	Title:	Sr. Vice President

Date:	8/30/02	Date:	8/30/02

For:	APAR Infotech Corporation	For:	For: Portal Software, Inc.

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SCHEDULE 1

LIST OF PORTAL COMPETITORS

➢	Amdocs
➢	ADC
➢	Convergys
➢	CSG Systems
➢	Asia Info
➢	Teleknowledge
➢	Digiquant
➢	Apogee
➢	HO Systems
➢	Rate Integration
➢	Metratech
➢	Mind CTI
➢	Intec
➢	Schlumberger

A TECHNICAL-SUPPORT SERVICES ADDENDUM (ADDENDUM A) TO

EXTENDED DEVELOPMENT CENTER AGREEMENT

This ‘Agreement-Addendum A’ (hereinafter “Addendum”) is made this 18th day of February, 2003 (“Effective Date”), between APAR Infotech Corporation, located at 160 Technology Drive, Canonsburg, PA 15317 (hereinafter “APAR”) and Portal Software, Inc., located at 10200 S. De Anza Boulevard, Cupertino, CA 95014 (hereinafter “PORTAL”), and is an addendum to the Extended Development Center Agreement (“EDC Agreement: or “Agreement”) entered into by the parties on August 29, 2002.

WHEREAS PORTAL desires to use the Technical Support expertise and services for the benefit of PORTAL, and APAR agrees to supply such support services.

Accordingly, in consideration of the promises and covenants set forth below, the parties agree as follows, intending to be legally bound:

DEFINITIONS:

All capitalized terms shall have the meaning set forth in the EDC Agreement or as otherwise set forth herein.

“TECHNICAL SUPPORT” means the application support services provided under Portal’s policies for PORTAL’s software products, all successor products and all future Portal software products (hereinafter “PORTAL Products”) .

SERVICES: APAR agrees to provide to PORTAL and PORTAL agrees to accept from APAR Technical Support services related to PORTAL Products as used by PORTAL licensees (“Services”) in accordance with the terms and conditions of this Addendum. The scope of Services and statement of work are defined in Appendix A to this Addendum. PORTAL shall have the right to revise, amend, or modify the scope of Services and statement of work at any time upon prior notice to and in consultation with APAR.

If any services, functions or responsibilities not specifically described in this Addendum, including, without limitation, its appendices, are required for the proper performance and provision of the Services, they shall be deemed implied by and included in the scope of the Services to the same extent and in the same manner as if specifically described in this Addendum. Except as otherwise expressly provided in this Addendum, Apar will be responsible for providing the facilities, personnel, hardware and infrastructure (which shall include one Solaris E250 server and one NT Server–Compaq Proliant) and all other resources necessary to provide the Services to PORTAL. Apar shall ensure that the infrastructure provided to PORTAL is proportionately increased as the number of EDC personnel is increased in accordance with Section 12 of the EDC Agreement.

Apar shall provide to PORTAL one workstation per Apar employee (whether by Dell® or an equivalent manufacturer) that meets or exceeds the configurations set forth on Appendix B. For each addition of *** people to the Portal-India-EDC, Apar will incrementally increase the link capacity/bandwidth to meet the connectivity needs. The parties will mutually agree upon the amount of the capacity increase in such case. Further, upon the Effective Date of this Agreement, Apar shall increase the link capacity/bandwidth to 512KBPS. Apar shall maintain this level of capacity/bandwidth until the number of Portal-India-EDC personnel reaches *** people.

Apar will invoice PORTAL for actual expenses incurred with respect to long distance charges incurred by Apar when contacting PORTAL licensees in response to Technical Support issues.

APAR personnel performing the Services set forth in this Addendum shall be bound by, abide by and comply with the provisions of the EDC Agreement and in particular, Sections (2) (Intellectual Property), (3) (Confidentiality) and 6 (Assigned Employees).

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QUANTITY: Apar agrees to supply to PORTAL *** TSE’s (Technical Support Engineers), *** Senior Technical Support Engineer and *** Project Manager (PM) personnel, the initial number engaged being *** personnel. PORTAL has no minimum purchase obligations pursuant to this Addendum. PORTAL may, with thirty (30) days prior written notice to Apar, increase or reduce its requirements for the Services during the term of this Addendum. The parties will mutually discuss and agree upon any necessary increases or decreases in the number of resources based upon fluctuations in the number of PORTAL licensees and/or unique Service Level requirements set forth in a licensee’s agreement.

QUALITY: Apar represents and warrants to PORTAL as follows:

The Services will be performed efficiently, in good faith and with the highest level of professional skill and diligence, which level of skill and diligence will be not less than a reasonable standard of care.

All Services will be performed in a manner that does not, and all goods and intangible property with respect to the Services, if any, will not, infringe any patent, trademark, copyright or other intellectual property right and will not misappropriate any trade secret or other intellectual property right of any third party.

Apar warrants that its Services will be performed consistent with generally accepted industry standards.

SERVICE LEVELS: Performance standards for the Services are set forth in Appendix C (Portal Technical Support Guidelines, Policies, and definitions hereinafter called “Service Levels”). PORTAL reserves the right to amend its Technical Support Guidelines, Policies and definitions at any time provided that Apar is provided with a revised version. “Service Levels” shall also include any unique support terms that PORTAL has agreed to with a specific licensee. PORTAL will notify Apar regarding any PORTAL licensees who have agreements containing Service Levels that are not consistent with Appendix C and will provide Apar with the details of such Service Levels. With respect to certain licensees, failure to meet the Service Levels will trigger an obligation to pay the licensee liquidated damages penalties. PORTAL shall notify Apar regarding which licensees have liquidated damages clauses in their agreements and the relevant details of such agreements. With respect to failures to meet such Service Levels, if such failure is solely due to an Apar employee’s acts or omissions, then Apar agrees to be liable for the applicable liquidated damages penalty up to a maximum amount equal to *** of the total fees paid by PORTAL to Apar under this Addendum in the twelve (12) months preceding the date of the claim by a licensee for payment of liquidated damages. Apar agrees to provide the Services in a manner that meets or exceeds the Service Levels. Each calendar quarter, PORTAL and Apar will review Apar’s performance pursuant to this Addendum. In the event that Apar fails to meet or exceed the Service Levels PORTAL reserves the right to terminate this Addendum for cause as set forth in Section 9.2 of the EDC Agreement.

TERM: The term of the Addendum will begin on the Effective Date and will end with the term of the EDC Agreement or until such time that PORTAL exercises its Buy Out option under Section (13) or terminates the EDC Agreement per Section (9) (Termination). . Notwithstanding the foregoing, PORTAL may terminate this Addendum at any time during the term of this Addendum in accordance with Section 9 of the EDC Agreement.

PAYMENT FOR SERVICES: The compensation for the Services is set forth in Appendix A to this Addendum.

PAYMENT TERMS: Payment terms will be as per Section (11) of the EDC Agreement to which this is an Addendum.

FORCE MAJEURE: Fire, flood, epidemic or other causes beyond the reasonable control of the parties which prevent either party from performing any obligation hereunder or PORTAL from receiving or using the Services will suspend the effected party’s obligation to perform such obligation (or receive or use the Services, in the case of PORTAL) during the period required to remove such cause. The party suffering such event will promptly notify the other party and if the period of suspension lasts for longer than two weeks, then the non-suffering party may at any time thereafter terminate all or any part of this Addendum with immediate effect.

ADDENDUM PRECEDENCE: In the event of any conflict between this Addendum and any purchase order form, site-level execution addendums or other addendums which may be entered into by the parties and/or their affiliates

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governing the same matters set forth herein, this Addendum will take precedence, unless such subsequent addendum specifically refers to this Addendum and indicates that such subsequent addendum will take precedence over this Addendum.

SERVICE CHANGES: Apar will obtain PORTAL’s written consent prior to making any significant changes to the manner in which the Services are provided to PORTAL.

The parties agree that, with the exception of the foregoing changes, all of the terms and conditions of the EDC Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum A, intending to be legally bound, as of the day and year written above.

Accepted by:		Accepted by:

/s/ Steven I. Farbman		/s/ Marc Aronson
Name:	Steven I. Farbman	Name:	Marc Aronson

Title:	General Counsel	Title:	Senior Vice President, Engineering

Date:	2/21/03	Date:	2/18/03

For:	APAR Infotech Corporation	For:	Portal Software, Inc.

Appendix A to Technical Support Services Addendum A to EDC Agreement

SCOPE OF SERVICES AND STATEMENT OF WORK

Engagement:	Portal Software, Inc. Extended Support Center at Bangalore-India (“ESC”).

Site/Work Location:	Apar (Bangalore-India)

#	Role	Start Date	End Date	Standard Billing Rate/Hr/person *

1	*** Technical Support Manager	01 Feb 2003	*GTC	***

2	*** Senior Technical Support Engineers	01 Feb 2003	*GTC	***

3	*** Technical Support Engineers	01 Feb 2003	*GTC	***

•	* GTC: Good till Cancelled. The ramp down of the team or termination (cause or without cause) will follow Section 9 of the EDC Agreement between Portal Software Inc. and Apar Infotech Corporation.

•	* The rate that has been applied above is in accordance to the rate structure agreed between Portal and Apar for Technical Support Manager/Senior Technical Engineer and Technical Support Engineer as described below:

RATE MATRIX FOR EXTENDED SUPPORT CENTER

Position	# of Years exp	Rate/Hr

Manager	8+	***

Senior Engineer	3-8	***

Engineer	1-3	***

•	To highlight Apar’s commitment towards setting up Portal-India-ESC, Apar will bear the charges (and will not charge Portal) for *** Technical Engineers for the six week period commencing from 01 Feb 2003. However, any Travel & Expenses for the associates traveling on-site will be charged to Portal

Scope of Services:	As per Portal Technical Support – Guidelines, Policies and Definition (Revised Oct 2002) which may be amended by Portal from time to time.

Support shall only be provided to Portal customers having valid Support contract.

Exclusions:	None. The ESC will provide worldwide support

*** Confidential Treatment Requested

Travel and Expenses:	For pre-approved travel of Apar Employees to US/Other Countries, the Travel & Expense would be charged on actuals as per mutually approved Travel & Expense Policy.

Overtime Applicable:	Regular

Accounts Payable (Name):	Ms. Beverly Lund

Accounts Payable (Phone No):	(408) 572 3995 e-mail: blund@portal.com

Payment Terms:	Net 30 Days (A 1.0% monthly penalty will be applied past 30 days).

Additional Information:

This Statement of Work is made under and is subject to the terms and conditions in the Extended Development Center Agreement and the Technical-Support Services Addendum A to the Extended Development Center Agreement between Portal Software Inc. and Apar Infotech Corporation.

Apar Infotech Corporation		Portal Software, Inc.

By:	/s/ Steven I. Farbman	By:	/s/ Marc Aronson

Name:	Steven I. Farbman	Name:	Marc Aronson

Title:	General Counsel	Title:	SVP Engineering

Date:	2/21/03	Date:	2/18/03

Appendix B to Technical Support Services Addendum A to EDC Agreement

Workstation Configuration

	Date:	Tuesday, December 17, 2002 12:43:12 AM CDT

	Catalog Number:	05 555

Dell Precision™ Workstation 450 Desktop:	Intel® Xeon™ Processor, 2.40GHz, 512K Cache		45D24	[221-1697]

2ND PROCESSOR (Must match speed selection above):	Intel® Xeon™ Processor, 2.40GHz, 512K Cache		PR24	[311-2254]

Memory:	2GB,DDR266 SDRAM Memory,NECC (4 DIMMS)		2GN4	[311-2268]

Keyboard:	Entry Level, PS/2, No Hot Keys		E	[310-1609]

Monitor:	17 inch Dell (16.0 inch vis) M782 Flat Screen CRT Monitor		M782	[320-0173]

Graphics Cards:	ATI, FIRE GL™ E1,64MB,2 VGA or 1 VGA and 1 DVI,(dual monitor capable)	ATI64	[320-0570]

First Hard Drive:	146GB Ultra 320 SCSI, 1 inch (10,000 rpm)	146S10	[340-7528]

Floppy Drive:	1.44MB FDD,Full-size,no-bezel,F3 bay-1ST SOURCE	3	[340-3736]

Operating System:	Microsoft®Windows® 2000 Professional (SP3) with Media using NTFS	W2K3	[420-1552]

Mouse:	PS/2,Dell, 2 button w/no scroll	WS	[310-8300]

CD-ROM, DVD, and Read-Write Devices:	48X/24X/48X IDE CD Read-Write	CDRW48	[313-1408]

SCSI/RAID:	U320 card w/on-board striping,internal	U320SI	[340-7538]

Hardware Support Services:	3Yr Parts + Onsite Labor (Next Business Day)	U3YOS	[900-8710] [900-8712]

Installation Services:	No Installation	NOINSTL	[900-9987]

Power Protection:	Belkin Components Surgemaster Gold 9 outlet w/10ft cord	BELGOLD	[A0004763]